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                                                                   Exhibit 23(a)



                        Consent of Independent Auditors

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-8 No. 333-17509) pertaining to The Timken Company - Latrobe Steel Company Savings and Investment Pension Plan of our reports (a) dated February 6, 1997, with respect to the consolidated financial statements and schedule of The Timken Company included in its Annual Report (Form 10-K) and (b) dated June 9, 1997, with respect to the financial statements and schedules of The Timken Company - Latrobe Steel Company Savings and Investment Pension Plan included in the Plan's Annual Report (Form 11-K), both for the year ended December 31, 1996, filed with the Securities and Exchange Commission.


                                                               ERNST & YOUNG LLP


Canton, Ohio
August 11, 1996